Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

CONSOL ENERGY INC.

Under Section 245 of the Delaware General Corporation Law

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CONSOL Energy Inc. (hereinafter called the “Company”) filed its original Certificate of Incorporation with the Secretary of State of Delaware under the name of “Consol Inc.” on October 31, 1991. An amendment to such Certificate of Incorporation was filed with the Secretary of State of Delaware on December 11, 1991, that changed the name of the Company to CONSOL Energy Inc., and further amendments to such Certificate were so filed on October 26, 1998, and November 6, 1998.

This Restated Certificate of Incorporation has been adopted and approved by the Board of Directors and by the stockholders of the Company in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law of Delaware.

The following Restated Certificate of Incorporation amends the existing Certificate of Incorporation of the Company by (i) amending Article FOURTH to authorize the Company to issue 15,000,000 shares of preferred stock, par value $0.01 each, and to increase the authorized number of shares of the common stock of the Company from 100,000 shares to 500,000,000 shares and to reduce the par value of each such share from $1.00 per share to $0.01 per share, and (ii) inserting a new Article SEVENTH containing provisions regulating the rights and duties of the Company and officers and directors of the Company who may be officers, directors, employees or agents of Rheinbraun A.G., a German corporation that is a substantial stockholder of the Company, with respect to the allocation of corporate opportunities between the two corporations.

Pursuant to the provisions of Section 245 of the Delaware General Corporation Law, the Company hereby certifies that:

FIRST: The name of the corporation (hereinafter called the “Company”) is CONSOL Energy Inc.

SECOND: The registered office of the Company in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Company is confined to the making, maintenance and management of its intangible investments and collection and distribution of income from such investments or from tangible property physically located outside the State of Delaware.

FOURTH: (i) The total number of shares of stock which the Company shall have authority to issue is fifteen million (15,000,000) shares of Preferred Stock of the par value of one cent ($0.01) per share or such other par value as may be determined pursuant to Section (ii) of this Article, and five hundred million (500,000,000) shares of Common Stock of the par value of one cent ($0.01) per share.

(ii) Shares of Preferred Stock may be issued from time to time in one or more series, as provided by the Board of Directors as permitted hereby. All shares of any one series shall be identical in all respects with all the other shares of such series, except the shares of any one series issued at different times may differ as to the dates from which dividends thereon may be cumulative.

The Board of Directors is hereby authorized, by resolution or resolutions, to establish, out of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock, additional series of Preferred Stock. Before any shares of any series are issued, the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine, by resolution or resolutions, the distinguishing characteristics and the relative rights, preferences, privileges and immunities of the shares thereof, so far as not inconsistent with the provisions of this Article FOURTH. Without limiting the generality of the foregoing, the Board of Directors may fix and determine:

(a) The designation of such series, the number of shares which shall constitute such series and the par value, if any, of such shares;

(b) The rate of dividend, if any, payable on shares of such series;

(c) Whether the shares of such series shall be cumulative, non- cumulative or partially cumulative as to dividends, and the dates from which any cumulative dividends are to accumulate;

(d) Whether the shares of such series may be redeemed, and, if so, the price or prices at which and the terms and conditions on which shares of such series may be redeemed;

(e) The amount payable upon shares of such series in the event of the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

(f) The sinking fund provisions, if any, for the redemption of shares of such series;

(g) The voting rights, if any, of the shares of such series;

(h) The terms and conditions, if any, on which shares of such series may be converted into shares of capital stock of the Company of any other class or series;

(i) Whether the shares of such series are to be preferred over shares of capital stock of the Company of any other class or series as to dividends, or upon the voluntary or involuntary dissolution, liquidation, or winding up of the affairs of the Company, or otherwise; and

(j) Any other characteristics, preferences, limitations, rights, privileges, immunities or terms not inconsistent with the provisions of this Article FOURTH.

(iii) At the time this amendment becomes effective, each share of Common Stock, par value one dollar ($1.00), issued and outstanding at such time shall be, and hereby is, changed and reclassified into 1088.0671 fully paid and non-assessable shares of Common Stock, par value one cent ($0.01) each, as herein authorized. Each outstanding stock certificate of this Company which, immediately prior to the time this amendment becomes effective, represented one or more shares of Common Stock, $1.00 par value, (“Old Certificate”) shall thereafter represent the same number of shares of Common Stock $0.01 par value, and this Company shall issue and deliver to each holder of Common Stock of this Company a new stock certificate representing such number of additional shares of Common Stock, $0.01 par value, as shall equal the difference between the number of shares represented by such Old Certificate and said number multiplied by 1088.0671 (omitting fractional shares).

FIFTH: The following provisions are for the management of the business and for the conduct of the affairs of the Company and for the further creation, definition, limitation and regulation of the powers of the Company and of its directors and stockholders:

The number of directors of the Company shall be fixed by, or in the manner provided in, the by-laws of the Company. The election of the directors need not be by written ballot unless the by-laws so provide.

The directors of the Company may from time to time adopt, amend or repeal any of the by-laws of the Company, including by-laws adopted by the stockholders, but the stockholders may from time to time specify provisions of the by-laws that may not be amended or repealed by the directors.

The directors of the Company shall have the power without the assent or vote of the stockholders to authorize and to cause to be executed and delivered on behalf of the Company mortgages and liens upon all or any part of the property of the Company.

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide.

In addition to the powers and authorities hereinbefore or by law expressly conferred upon them, the directors of the Company are hereby empowered to exercise all such powers and to do all such acts and things as may be exercised or done by the Company, subject to the provisions of the General Corporation Law of the State of Delaware, of this Certificate of Incorporation, and to any by-laws of the Company; provided, however, that no bylaw whether adopted by the stockholders or by the directors of the Company shall invalidate any prior act of the directors which would have been valid if such by-law had not been adopted.

SIXTH: A director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived improper personal benefit. If the General Corporation Law of Delaware shall be amended, after approval by the shareholders of this Article, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the full extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article Sixth by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

SEVENTH. (i) Rheinbraun A.G., a German corporation, is a substantial stockholder of the Company. Because Rheinbraun A.G. and the Company may engage in the same or similar activities or lines of business and have an interest in the same corporate opportunities, the provisions of this Article are set forth to regulate, define, and guide the rights and duties of the Company and officers and directors of the Company who may be officers, directors, employees or agents of Rheinbraun A.G. with respect to the allocation of such corporate opportunities.

(ii) Rheinbraun A.G. shall have the right (a) to engage in the same or similar activities or lines of business as the Company, (b) to do business with potential or actual customers or suppliers of the Company, and (c) to employ or otherwise engage or solicit for such purpose any officer, employee or director of the Company. Neither Rheinbraun A.G. nor any officers, directors, employees or agents thereof (except as provided in (iii) below) shall be liable to the Company, its stockholders, or any other person for breach of any fiduciary duty or duty of loyalty by reason of any such activities of Rheinbraun A.G. In the event that Rheinbraun A.G. acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Rheinbraun A.G. and the Company, Rheinbraun A.G. shall not have any duty to communicate or offer such corporate opportunity to the Company and shall not be liable to the Company, its stockholders or any other person for breach of any fiduciary duty or duty of loyalty as a stockholder of the Company by reason of the pursuit or acquisition by Rheinbraun A.G. of such corporate opportunity for itself, the direction of such corporate opportunity to another person, or the omission to communicate information regarding such corporate opportunity to the Company.

(iii) In the event that a director or officer of the Company who is also a director, officer, employee or agent of Rheinbraun A.G. acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company and Rheinbraun A.G., such director or officer (a) shall be deemed to have fully satisfied and fulfilled any fiduciary or other duties of such director or officer to the Company, its stockholders, and any other person with respect to such corporate opportunity, (b) shall not be liable to the Company or its subsidiaries for breach of any fiduciary or other duties, (c) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in and not opposed to the best interests of the Company, and (d) shall not be deemed to have breached any duty of loyalty or other duty such person may have to the Company or its stockholders or to have derived an improper benefit, if such director or officer acts in a manner consistent with the following policy: a corporate opportunity offered to any person who is a director or officer of the Company and who is also a director, officer, employee or agent of Rheinbraun A.G. shall belong to the Company if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company; otherwise, such corporate opportunity shall belong to Rheinbraun A.G.

(iv) Any person purchasing or otherwise acquiring any interest in shares of the capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article.

(v) For purposes of this Article only, (a) the term “Company” shall mean the Company and all corporations, partnerships, joint ventures, associations and other entities in which the Company beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests; (b) the term “Rheinbraun A.G.” shall mean Rheinbraun A.G., its parent corporation RWE A.G., and all corporations, partnerships, joint ventures, associations and other entities (other than the Company, defined in accordance with clause (a) of this paragraph) in which Rheinbraun A.G. or RWE A.G. beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests; and (c) the term “corporate opportunity” shall include, but not be limited to, business opportunities (1) which the Company is financially able to undertake, (2) which are, from their nature, in the line or lines of the Company’s business, would be of practical advantage to it, and in which the Company has an interest or a reasonable expectancy, and (3) as to which, by embracing the opportunity, the self-interest of Rheinbraun A.G. or the officer, director, employee or agent, as the case may be, will be brought into conflict with that of the Company.

(vi) Notwithstanding anything in this Restated Certificate of Incorporation to the contrary, (a) the foregoing provisions of this Article shall expire on the date that Rheinbraun A.G. ceases to own beneficially Common Stock representing at least 20% of the total voting power of all classes of outstanding stock of the Company and there is not any person who is a director or officer of the Company who is also a director or officer of Rheinbraun A.G.; and (b) in addition to any vote of the stockholders required by this Restated Certificate of Incorporation, until the time that Rheinbraun A.G. shall cease to own beneficially Common Stock representing at least 20% of the total voting power of all classes of outstanding stock of the Company, the affirmative vote of the holders of more than 80% of the total voting power of all classes of outstanding stock of the Company shall be required to alter, amend or repeal in a manner adverse to the interests of Rheinbraun A.G., or adopt any provision adverse to the interests of Rheinbraun A.G. and inconsistent with, any provision of this Article. Neither the alteration, amendment or repeal of this Article nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

IN WITNESS WHEREOF, the undersigned President – Chief Executive Officer of the Company formally acknowledges that the facts stated herein are true, and accordingly has set his hand this 26th day of February, 1999.

CONSOL ENERGY INC.

/s/ J. Brett Harvey
J. Brett Harvey
President - Chief Executive Officer

ATTEST:

/s/ D. L. Fassio
D. L. Fassio
Secretary

CERTIFICATE OF DESIGNATIONS

OF

CONSOL ENERGY INC.

Pursuant to Section 151(g) of

the Delaware General Corporation Law

1. CONSOL Energy Inc., a Delaware corporation (the “Corporation”), is authorized to issue two classes of shares known as Common Stock and Preferred Stock.

2. The Board of Directors of the Corporation is authorized by the Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”) to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

3. The Restated Certificate does not set forth any such designation, powers, preferences, and rights of any shares or series of the Preferred Stock.

4. Attached as Exhibit A and incorporated herein is a copy of the resolution adopted on the 19th day of December, 2003, by the Board of Directors of the Corporation establishing and designating the Series A Junior Participating Preferred Shares as a series of the Preferred Stock.

5. The number of shares constituting the Series A Junior Participating Preferred Shares shall be 2,000,000.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be duly adopted in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware and the Restated Certificate and to be executed in its corporate name on the 19th day of December, 2003.

CONSOL ENERGY INC.

By:	/s/ Stephen E. Williams
Name:	Stephen E. Williams
Title:	Vice President and General Counsel

EXHIBIT A

RESOLUTION OF THE BOARD OF DIRECTORS OF

CONSOL ENERGY INC.

ESTABLISHING AND DESIGNATING

SERIES A JUNIOR PARTICIPATING PREFERRED SHARES

AS A SERIES OF THE PREFERRED STOCK

RESOLVED, that pursuant to the authority expressly vested in the Board of Directors of Consol Energy Inc. (the “Corporation”) by Section 4(ii) of the Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby fixes and determines the voting rights, designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of the first series of the Series Preferred Stock, par value $.01 per share, which shall consist of 2,000,000 shares and shall be designated as Series A Junior Participating Preferred Shares (the “Series A Junior Shares”).

Special Terms of the Series A Junior Shares

Dividends and Distributions.

(a) The rate of dividends payable per share of Series A Junior Shares on the first day of January, April, July and October in each year or such other quarterly payment date as shall be specified by the Board of Directors (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of the Series A Junior Shares, shall be (rounded to the nearest cent) equal to the greater of (i) $1.00 or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in cash, based upon the fair market value at the time the non-cash dividend or other distribution is declared or paid as determined in good faith by the Board of Directors) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, $.01 par value per share, of the Corporation since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of the Series A Junior Shares. Dividends on the Series A Junior Shares shall be paid out of funds legally available for such purpose. In the event the Corporation shall at any time after December 22, 2003 (the “Rights Declaration Date”), (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the amounts to which holders of Series A Junior Shares were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Dividends shall begin to accrue and be cumulative on outstanding Series A Junior Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Junior Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of series A Junior Shares entitled to receive a quarterly dividends and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Junior Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

Section 2. Voting Rights. In addition to any other voting rights required by law, the holders of Series A Junior Shares shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each Series A Junior Share shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholder of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of Series A Junior Shares were entitled immediately prior to such event shall be adjusted multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) In the event that dividends upon the Series A Junior Shares shall be in arrears to an amount equal to six full quarterly dividends thereon, the holders of such Series A Junior Shares shall become entitled to the extent hereinafter provided to vote noncumulatively at all elections of directors of the Corporation, and to receive notice of all shareholders’ meetings to be held for such purpose. At such meetings, to the extent that directors are being elected, the holders of such Series A Junior Shares voting as a class shall be entitled solely to elect two members of the Board of Directors of the Corporation; and all other directors of the Corporation shall be elected by the other shareholders of the Corporation entitled to vote in the election of directors. Such voting rights of the holders of such Series A Junior Shares shall continue until all accumulated and unpaid dividends thereon shall have been paid or funds sufficient therefor set aside, whereupon all such voting rights of the holders of shares of such series shall cease, subject to being again revived from time to time upon the reoccurrence of the conditions above described as giving rise thereto.

At anytime when such right to elect directors separately as a class shall have so vested, the Corporation may, and upon the written request of the holders of record of not less than 15% of the then outstanding total number of shares of all the Series A Junior Shares having the right to elect directors in such circumstances shall, call a special meeting of holders of such Series A Junior Shares for the election of directors. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request, and, in either case, at the place and upon the notice provided by law and in the By-laws of the Corporation; provided, that the Corporation shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual or special meeting of shareholders of the Corporation. Upon the mailing of the notice of such special meeting to the holders of such Series A Junior Shares, or, if no such meeting be held, then upon the mailing of the notice of the next annual or special meeting of shareholders for the election of directors, the number of directors of the Corporation shall, ipso facto, be increased to the extent, but only to the extent, necessary to provide sufficient vacancies to enable the holders of such Series A Junior Shares to elect the two directors hereinabove provided for, and all such vacancies shall be filled only by vote of the holders of such Series A Junior Shares as hereinabove provided. Whenever the number of directors of the Corporation shall have been increased, the number as so increased may thereafter be further increased or decreased in such manner as may be permitted by the By-laws and without the vote of the holders of Series A Junior Shares, provided that no such action shall impair the right of the holders of Series A Junior Shares to elect and to be represented by two directors as herein provided.

So long as the holders of Series A Junior Shares are entitled hereunder to voting rights, any vacancy in the Board of Directors caused by the death or resignation of any director elected by the holders of Series A Junior Shares, shall, until the next meeting of shareholders for the election of directors, in each case be filled by the remaining director elected by the holders of Series A Junior Shares having the right to elect directors in such circumstances.

Upon termination of the voting rights of the holders of any series of Series A Junior Shares the terms of office of all persons who shall have been elected directors of the Corporation by vote of the holders of Series A Junior Shares or by a director elected by such holders shall forthwith terminate.

(c) Except as otherwise provided herein, in the Certificate of Incorporation of the Corporation or by law, the holders of Series A Junior Shares and the holders of Common Stock (and the holders of shares of any other series or class entitled to vote thereon) shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

Section 3. Reacquired Shares. Any Series A Junior Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Series Preferred Stock and may be reissued as part of a new series of Series Preferred Stock to be created by resolution or resolutions of the Board of Directors.

Section 4. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series A Junior Shares shall be entitled to receive the greater of (a) $1.00 per share, plus accrued dividends to the date of distribution, whether or not earned or declared, or (b) an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount to which holders of Series A Junior Shares were entitled immediately prior to such event pursuant to clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 5. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Series A Junior Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Shares shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 6. No Redemption. The Series A Junior Shares shall not be redeemable.

Section 7. Ranking. The Series A Junior Shares shall rank junior to all other series of the Corporation’s Series Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Section 8. Fractional Shares. Series A Junior Shares may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Shares.